Exhibit 4.3

DESCRIPTION OF SECURITIES

The following summary of certain material terms of FaZe Holdings Inc. (“us,” “our,” “we,” “FaZe” or the “Company”) securities is not intended to be a complete summary of the rights and preferences of such securities. You should refer to our Second Amended and Restated Certificate of Incorporation (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”) and the Warrant Agreement, dated February, 18, 2021 (the “Warrant Agreement’), between Continental Stock Transfer & Trust Company, as warrant agent, and the Company, each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Company’s Annual Report on Form 10-K (the “Annual Report”). The summary below is also qualified by reference to the provisions of the Delaware General Corporation Law (“DGCL”), as applicable.

As of the date of the Annual Report, the Company has the following classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):(i) common stock, par value $0.0001 per share (the “Common Stock”); and (ii) warrants to purchase shares of Common Stock (the “Warrants”).

Authorized Capital Stock

Our Charter authorizes the issuance of 501,000,000 shares, of which 500,000,000 shares will be shares of Common Stock, and 1,000,000 shares will be shares of preferred stock, par value $0.0001 per share.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to cast one vote per share, as provided by the Charter. The Bylaws provide that an action is approved by FaZe stockholders by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes), while directors are elected by a plurality of the votes cast. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

Dividend Rights

Each holder of Common Stock is entitled to the payment of dividends and other distributions (based on the number of shares of Common Stock held) as may be declared by the FaZe Board of Directors (the “FaZe Board”) out of FaZe’s assets or funds legally available for dividends and other distributions. These rights are subject to the preferential rights of the holders of FaZe preferred stock, if any, and any contractual limitations on FaZe’s ability to declare and pay dividends.

Liquidation, Dissolution and Winding Up

If FaZe is involved in a voluntary or involuntary liquidation, dissolution or winding up of FaZe’s affairs or a similar event, each holder of Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of FaZe preferred stock, if any, then outstanding.

Other Matters

Holders of shares of Common Stock do not have preemptive, subscription, redemption or conversion rights.

Preferred Stock

The FaZe Board is authorized to issued shares of FaZe preferred stock from time to time in one or more series, each such series to have such terms as stated or expressed in the resolution or resolutions providing for the creation and issuance of such series.

Warrants

Our outstanding Warrants may be exercisable for one share of Common Stock pursuant to the terms provided for therein. The Warrants are issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement for a complete description of the terms and conditions applicable to the Warrants. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, and that all other modifications or amendments will require the vote or written consent of the holders of at least 50% of the then outstanding Public Warrants (as defined herein) and, solely with respect to any amendment to the terms of the Private Placement Warrants (as defined herein), a majority of the then outstanding Private Placement Warrants.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act of 1933 (the “Securities Act”) but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Public Stockholders’ Warrants

As of the date of the Annual Report, there were an aggregate of 5,750,000 Warrants outstanding that were included in the units issued in our initial public offering (the “Public Warrants”). Each whole Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as discussed below. The warrants will expire on July 19, 2027, at 5:00 p.m., New York City time, or earlier upon redemption.

FaZe will not be obligated to deliver any Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to FaZe’s satisfying its obligations described below with respect to registration. No Warrant will be exercisable and FaZe will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the share of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.

In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will FaZe be required to net cash settle any Warrant. In the event that a registration statement is not effective for the exercised Warrants, the purchaser of a unit containing such Warrant will have paid the full purchase price for the unit solely for the share of Common Stock underlying such unit.

Notwithstanding the above, if the shares Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, FaZe may, at its option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event FaZe so elects, FaZe will not be required to file or maintain in effect a registration statement, and in the event FaZe does not so elect, FaZe will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of FaZe common stock equals or exceeds $18.00

FaZe may call the Warrants for redemption for cash:

●	in whole and not in part;

●	at a price of $0.01 per Warrant;

●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrantholders.

FaZe will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by us, we may not exercise our redemption right if there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants.

We have established the $18.00 redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and FaZe issues a notice of redemption of the Warrants, each warrantholder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If we call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Common Stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) of the Common Stock over the exercise price of the Warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Common Stock in such a transaction is payable in the form of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the warrant agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the Warrant holder for the loss of the option value portion of the Warrant due to the requirement that the warrantholder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

A holder of a Warrant may notify FaZe in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of Common Stock outstanding immediately after giving effect to such exercise.

Private Placement Warrants

As of the date of this Annual Report, there were 173,333 warrants outstanding that were issued as part of the private placement units purchased by the Sponsor (as defined herein) at the time of our initial public offering (the “Private Placement Warrants”). Except as described above, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. The Private Placement Warrants will not be redeemable by FaZe for cash so long as they are held by B. Riley Principal 150 Sponsor Co., LLC (the “Sponsor”) or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by FaZe in all redemptions scenarios and exercisable by the holders on the same basis as the Public Warrants.

Redemption Procedures with respect to Public Warrants

In the event that FaZe determined to redeem the Public Warrants, holders of our redeemable Warrants would be notified of such redemption as described in our Warrant Agreement. Specifically, we would be required to fix a date for the redemption (the “Redemption Date”). Notice of redemption would be mailed by first class mail, postage prepaid, by the Company not less than 30 days prior to the Redemption Date to the registered holders of the Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement shall be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable Warrants will be notified of such redemption via FaZe’s posting of the redemption notice to DTC.

Classified Board of Directors

The Charter provides that the FaZe Board is divided into three classes, with each class serving three-year staggered terms.

Any vacancies on the FaZe Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors will be filled exclusively by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of FaZe preferred stock), and will not be filled by FaZe stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Exclusive Forum

The Charter provides that, to the fullest extent permitted by law, unless FaZe otherwise consents in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of FaZe, (2) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of the Company, (3) any action asserting a claim against FaZe arising pursuant to any provision of the DGCL, the Charter or the Bylaws, or as to which the DGCL confers jurisdiction on the Court of Chancery, (4) any action to interpret, apply, enforce or determine the validity of any provisions of the Charter or the Bylaws, or (5) any other action asserting a claim governed by the internal affairs doctrine. Notwithstanding the foregoing, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act; however, there is uncertainty as to whether a court would enforce such provision, and investors cannot waive compliance with federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Charter provides that the exclusive forum provision will not apply to suits brought to enforce any cause of action arising by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Although we believe these provisions would benefit us by providing increased consistency in the application of applicable law in the types of lawsuits to which they apply, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Anti-Takeover Effects of Provisions of the Charter, the Bylaws and Applicable Law

Certain provisions of the Charter, Bylaws, and laws of the State of Delaware, where FaZe is incorporated, may discourage or make more difficult a takeover attempt that a stockholder might consider in his or her best interest. These provisions may also adversely affect prevailing market prices for the Common Stock. FaZe believes that the benefits of increased protection give FaZe the potential ability to negotiate with the proponent of an unsolicited proposal to acquire or restructure FaZe and outweigh the disadvantage of discouraging those proposals because negotiation of the proposals could result in an improvement of their terms.

Authorized but Unissued Shares

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as the Common Stock remains listed on Nasdaq, require stockholder approval of certain issuances equal to exceeding 20% of the then outstanding voting power or then outstanding number of shares of Common Stock. Additional shares that may be used in the future may be issued for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of FaZe by means of a proxy contest, tender offer, merger, or otherwise.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders or a special meeting of stockholders (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting). The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders or a special meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

Limitations on Stockholder Action by Written Consent and on Calling Special Meetings of Stockholders

The Charter provides that, subject to the terms of any series of FaZe preferred stock, any actions required or permitted to be taken by the stockholders of FaZe must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. The Charter further provides that special meetings of our stockholders may be called only by the FaZe Board, the chairperson of the FaZe Board, and the Chief Executive Officer or President of FaZe, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.

Amendment of the Charter and Bylaws

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage.

The Charter provides that it may be amended by FaZe in the manners provided therein or prescribed by statute. The Charter provides that the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of FaZe entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal, or adopt any provision of the Charter providing for the capital stock of FaZe, amendment of the Charter, amendment of the Bylaws, board of directors, election of directors, limitation of director liability, indemnification and special meetings of the stockholders.

If any of the Common Stock shares are outstanding, FaZe will not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock, voting as a separate class, in addition to any other vote required by applicable law or the Charter, directly or indirectly, amend, alter, change, repeal, or adopt any provision of the Charter (1) in a manner that is inconsistent with, or otherwise alters or changes, any of the voting, conversion, dividend, or liquidation provisions of the shares of Common Stock or other rights, powers, preferences, or privileges of the shares of Common Stock.

The Charter also provides that the FaZe Board shall have the power to adopt, amend, alter, or repeal the Bylaws by the affirmative vote of a majority of the directors present at any regular or special meeting of the FaZe Board at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware or the Charter. The stockholders of FaZe are prohibited from adopting, amending, altering, or repealing the Bylaws, or adopting any provision inconsistent with the Bylaws, unless such action is approved, in addition to any other vote required by the Charter, by the requisite stockholder consent.

Business Combinations

Under Section 203 of the DGCL, a corporation will not be permitted to engage in a business combination with any interested stockholder for a period of three years following the time that such interested stockholder became an interested stockholder, unless:

(1)	prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)	at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of FaZe’s outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the charter specifically authorizes cumulative voting. The Charter does not authorize cumulative voting.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors of corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for damages for any breach of fiduciary duty as a director where, in civil proceedings, the person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of FaZe or, in criminal proceedings, where the person had no reasonable cause to believe that his or her conduct was unlawful.

The Bylaws provide that FaZe must indemnify and advance expenses to FaZe’s directors and officers to the fullest extent authorized by the DGCL. FaZe also is expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for FaZe directors, officers, and certain employees for some liabilities. FaZe believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit FaZe and its stockholders. In addition, your investment may be adversely affected to the extent FaZe pays the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of FaZe’s directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of FaZe. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of FaZe’s stockholders may bring an action in FaZe’s name to procure a judgment in FaZe’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of FaZe’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent, Warrant Agent and Registrar

The transfer agent and registrar for FaZe capital stock and the warrant agent for the Warrants is Continental Stock Transfer & Trust Company.

Listing of Common Stock and Warrants

The shares of Common Stock and Warrants are listed on Nasdaq under the symbols “FAZE” and “FAZEW,” respectively.